EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2024 Second Quarter Results

Second Quarter Comparable Sales Increased 3.6%
Second Quarter Gross Margin increased 250 basis points to 34.2%
Second Quarter Loss Per share improved to ($0.04) from ($0.44)
Third Quarter-to-date Comparable Sales up 12.1%

LYNNWOOD, Wash., Sept. 05, 2024 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the second quarter ended August 3, 2024.

Net sales for the second quarter ended August 3, 2024 (13 weeks) increased 8.1% to $210.2 million from $194.4 million in the second quarter ended July 29, 2023 (13 weeks). Comparable sales for the thirteen weeks ended August 3, 2024 increased 3.6%. The shift in the retail calendar had a positive impact on the second quarter results, increasing net sales growth by approximately 530 basis points. However, this shift will negatively affect net sales growth in the third quarter. Comparable sales growth, as reported, is adjusted for the calendar shift and provides a more accurate measure of operating performance. Net loss in the second quarter of fiscal 2024 was $0.8 million, or $0.04 per share, compared to a net loss of $8.5 million, or $0.44 per share, in the second quarter of the prior fiscal year.

Total net sales for the six months (26 weeks) ended August 3, 2024 increased 2.7% to $387.6 million from $377.3 million reported for the six months (26 weeks) ended July 29, 2023. The retail calendar shift positively impacted net sales growth by approximately 310 basis points year-to-date. Comparable sales increased 0.8% for the twenty-six weeks ended August 3, 2024. Net loss for the first six months of fiscal 2024 was $17.6 million, or $0.91 per share, compared to a net loss for the first six months of fiscal 2023 of $26.9 million, or $1.40 per share.

At August 3, 2024, the Company had cash and current marketable securities of $127.0 million compared to cash and current marketable securities of $140.0 million at July 29, 2023. The decrease was primarily driven by share repurchases and capital expenditures partially offset by cash flow from operations. The Company repurchased 0.9 million shares during the quarter at an average cost of $20.55 per share and a total cost of $19.4 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We experienced a noticeable acceleration in our sales trend as the second quarter unfolded, with July North America comparable sales increasing in the high-single digits. The work our merchandise teams have done refining our apparel and footwear assortments combined with enhanced customer engagement tactics from our in-store and online sales associates led to better than expected second quarter results and a strong back-to-school season in North America. With back-to-school a good indicator for holiday demand in the past, we are encouraged about our prospects for growth over the remainder of fiscal 2024. Looking farther ahead, we are confident that our global customer centric operating model has the Company positioned to continue building on the progress we’ve made towards delivering enhanced value for our shareholders in the years to come.”

Third Quarter To-Date
Third quarter-to-date net sales for the 30 days ending September 2, 2024 increased 6.8%, compared with the 30 day time period in the prior year ended August 28, 2023. Total comparable sales for the 30-day period ending September 2, 2024, adjusted to exclude the impact of the calendar shift, were up 12.1% from the comparable period in the prior year.

Fiscal 2024 Third Quarter Outlook
The Company is introducing guidance for the three months ending November 2, 2024. Net sales are projected to be in the range of $221 to $225 million representing growth of between 2% and 4% from the third quarter in the prior year. Adjusting for the impact of the calendar shift, net sales are expected to grow between 7% and 9% compared to the same weeks in the prior year. Consolidated operating margins are expected to be between 0.2% and 1.2% with earnings per share results between a loss of ($0.04) and income of $0.06.

The Company currently intends to open approximately 9 new stores in fiscal 2024, including up to 3 stores in North America, 3 stores in Europe and 3 stores in Australia and close approximately 25 stores by the end of the year.

Conference call Information
To access the conference call, please pre-register using this link (Registration Link) Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.
Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 31, 2024, we operated 752 stores, including 593 in the United States, 46 in Canada, 86 in Europe and 27 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement
Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	August 3, 2024	% of Sales	July 29, 2023	% of Sales
Net sales	$210,179	100.0%	$194,438	100.0%
Cost of goods sold	138,385	65.8%	132,760	68.3%
Gross profit	71,794	34.2%	61,678	31.7%
Selling, general and administrative expenses	72,187	34.4%	72,171	37.1%
Operating loss	(393)	-0.2%	(10,493)	-5.4%
Interest income, net	1,128	0.6%	775	0.4%
Other (expense) income, net	(179)	-0.1%	423	0.2%
Income (loss) before income taxes	556	0.3%	(9,295)	-4.8%
Benefit from (provision for) income taxes	1,403	0.7%	(786)	-0.4%
Net loss	$(847)	-0.4%	$(8,509)	-4.4%
Basic loss per share	$(0.04)		$(0.44)
Diluted loss per share	$(0.04)		$(0.44)
Weighted average shares used in computation of loss per share:
Basic	19,284		19,311
Diluted	19,284		19,311

	Six Months Ended
	August 3, 2024	% of Sales	July 29, 2023	% of Sales
Net sales	$387,567	100.0%	$377,325	100.0%
Cost of goods sold	263,874	68.1%	266,290	70.6%
Gross profit	123,693	31.9%	111,035	29.4%

Selling, general and administrative expenses	144,240	37.2%	142,881	37.8%
Operating loss	(20,547)	-5.3%	(31,846)	-8.4%
Interest income, net	2,449	0.6%	1,632	0.4%
Other expense, net	(946)	-0.2%	(118)	0.0%
Loss before income taxes	(19,044)	-4.9%	(30,332)	-8.0%
Provision for income taxes	(1,417)	-0.4%	(3,441)	-0.9%
Net loss	$(17,627)	-4.5%	$(26,891)	-7.1%

Basic loss per share	$(0.91)		$(1.40)
Diluted loss per share	$(0.91)		$(1.40)
Weighted average shares used in computation of loss per share:
Basic	19,375		19,254
Diluted	19,375		19,254

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	August 3, 2024	February 3, 2024	July 29, 2023
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$65,766	$88,875	$57,854
Marketable securities	61,194	82,704	82,128
Receivables	23,129	13,780	23,910
Inventories	158,753	128,827	156,654
Prepaid expenses and other current assets	17,939	12,401	14,523
Total current assets	326,781	326,587	335,069
Fixed assets, net	87,573	90,508	94,193
Operating lease right-of-use assets	203,744	196,775	221,538
Goodwill	15,358	15,374	56,889
Intangible assets, net	14,196	14,200	14,409
Deferred tax assets, net	9,928	8,623	12,161
Other long-term assets	11,947	12,159	11,575
Total long-term assets	342,746	337,639	410,765
Total assets	$669,527	$664,226	$745,834

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$75,016	$38,885	$69,773
Accrued payroll and payroll taxes	20,517	18,431	14,608
Operating lease liabilities	62,759	60,885	66,087
Other current liabilities	22,472	25,886	19,312
Total current liabilities	180,764	144,087	169,780
Long-term operating lease liabilities	161,663	159,877	184,439
Other long-term liabilities	7,296	7,052	6,191
Total long-term liabilities	168,959	166,929	190,630
Total liabilities	349,723	311,016	360,410

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 19,360 shares issued and outstanding at August 3, 2024 and 19,833 shares issued and outstanding at February 3, 2024	199,763	196,144	192,169
Accumulated other comprehensive loss	(18,844)	(19,027)	(18,557)
Retained earnings	138,885	176,093	211,812
Total shareholders’ equity	319,804	353,210	385,424
Total liabilities and shareholders’ equity	$669,527	$664,226	$745,834

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six Months Ended
	August 3, 2024	July 29, 2023
Cash flows from operating activities:
Net loss	$(17,627)	$(26,891)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	11,052	10,881
Noncash lease expense	32,169	34,380
Deferred taxes	(1,688)	(4,060)
Stock-based compensation expense	3,391	3,476
Impairment of long-lived assets	298	338
Other	949	84
Changes in operating assets and liabilities:
Receivables	(7,067)	(1,113)
Inventories	(30,665)	(21,721)
Prepaid expenses and other assets	(937)	(3,807)
Trade accounts payable	34,650	30,150
Accrued payroll and payroll taxes	2,102	(1,676)
Income taxes payable	(1,346)	(1,044)
Operating lease liabilities	(36,817)	(38,783)
Other liabilities	(3,886)	(4,480)
Net cash used in operating activities	(15,422)	(24,266)
Cash flows from investing activities:
Additions to fixed assets	(6,266)	(11,879)
Purchases of marketable securities	(1,967)	(1,850)
Sales and maturities of marketable securities and other investments	24,145	12,284
Net cash provided by (used in) investing activities	15,912	(1,445)
Cash flows from financing activities:
Proceeds from revolving credit facilities	3,220	25,682
Payments on revolving credit facilities	(3,220)	(25,682)
Proceeds from issuance and exercise of stock-based awards	357	460
Payments for tax withholdings on equity awards	(130)	(185)
Repurchase of common stock, including taxes	(19,581)	-
Net cash (used in) provided by financing activities	(19,354)	275
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(213)	179
Net decrease in cash, cash equivalents, and restricted cash	(19,077)	(25,257)
Cash, cash equivalents, and restricted cash, beginning of period	94,284	88,453
Cash, cash equivalents, and restricted cash, end of period	$75,207	$63,196
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$1,805	$1,520
Accrual for purchases of fixed assets	$3,326	1,784
Accrual for repurchase of common stock	479	-